Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

COLEY PHARMACEUTICAL GROUP, INC.

First. The name of the Corporation is Coley Pharmaceutical Group, Inc. (the “Corporation”).

Second. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801, in the County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

Third. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Fourth. The total number of shares of stock which the Corporation is authorized to issue is one thousand (1,000) shares of Common Stock, par value 0.01 dollars ($0.01) per share.

Fifth. Unless and to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

Sixth. In furtherance and not in limitation of the powers conferred by the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation shall be authorized to make, alter, or repeal the By-Laws of the Corporation as and to the extent permitted therein.

Seventh. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit. No repeal or modification of this Article Seventh shall adversely affect any right or protection of a director of the Corporation in respect of any act or omission occurring prior to the time of such repeal or modification.